                            SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934
                              (AMENDMENT NO. ____)

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           FRISCH'S RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
        ________________________________________________________________________
     2) Aggregate number of securities to which transaction applies:
        ________________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ________________________________________________________________________
     4) Proposed maximum aggregate value of transaction:
        ________________________________________________________________________
     5) Total fee paid:
        ________________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ________________________________________________________________________

     2) Form, Schedule or Registration Statement No.:
        ________________________________________________________________________

     3) Filing Party:
        ________________________________________________________________________

     4) Date Filed:
        ________________________________________________________________________

                           FRISCH'S RESTAURANTS, INC.
                               2800 GILBERT AVENUE
                             CINCINNATI, OHIO 45206

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 4, 1999

                                 ---------------

Dear Shareholders:

         The annual meeting of the shareholders of Frisch's Restaurants, Inc., an Ohio corporation, will be held at the Clarion Hotel Riverview, 668 W. Fifth Street, Covington, Kentucky 41011 on Monday, October 4, 1999 at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

         1. Election of five Directors.

         2. Ratification of the appointment of Grant Thornton LLP as independent auditors.

         3. Vote upon shareholder proposal described in accompanying proxy statement, if properly presented at the meeting.

         4. Transaction of such other business as may properly come before the meeting or any adjournments thereof.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" ON PROPOSAL 1, A VOTE "FOR" ON PROPOSAL 2 AND A VOTE "AGAINST" ON PROPOSAL 3.

Shareholders of record at the close of business on September 2, 1999 are entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) thereof.

                                          By Order of the Board of Directors

                                          W. GARY KING
                                          Secretary

Cincinnati, Ohio
September 10, 1999



                             YOUR VOTE IS IMPORTANT


TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE VOTE BY SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                           FRISCH'S RESTAURANTS, INC.
                               2800 GILBERT AVENUE
                             CINCINNATI, OHIO 45206
                                  ------------

                                 PROXY STATEMENT
                                  ------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 4, 1999
                                  ------------


                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Frisch's Restaurants, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting"), and at any and all adjournments thereof. The Meeting will be held at the Clarion Hotel Riverview, 668 W. Fifth Street, Covington, Kentucky 41011 on Monday, October 4, 1999 at 10:00 a.m., Eastern Daylight Savings Time. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about September 10, 1999.

                                    THE PROXY

PROXY

         The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Meeting. A form of proxy for voting your shares at the Meeting is enclosed. When you properly execute and return your proxy, the shares it represents will be voted at the meeting as specified on your proxy. If no specification is made, the shares represented by your duly executed proxy will be voted (i) for the election as Directors of each of the five nominees listed thereon; (ii) for the ratification of Grant Thornton LLP as the independent auditors; and (iii) against the shareholder proposal. The proxy will be voted at the discretion of the proxy holders, in accordance with the recommendations of the Board, on any other matter that may properly come before the meeting, including, in accordance with the rules of the Securities and Exchange Commission, any matter which the Company did not have notice of by July 26, 1999.

REVOCABILITY OF PROXIES

         You may revoke your proxy at any time before it is exercised by (i) submitting a duly executed proxy bearing a later date; (ii) filing a written notice of revocation with the President of the Company; or (iii) by attending and voting in person at the Meeting.

                          VOTING SECURITIES AND VOTING

RECORD DATE

         The Board of Directors has fixed the close of business on September 2, 1999 as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment(s) thereof (the "Record Date"). There were 5,827,244 shares of the Company's common stock ("Common Stock") issued and outstanding on the Record Date.

VOTING

         You are entitled to one vote for each share of Common Stock you owned of record on the Record Date on any matter submitted to a vote at the Meeting. However, in connection with the election of directors, shares may be voted cumulatively if written notice that cumulative voting for the election of Directors is desired is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding the Meeting. The Chairman will announce the giving of any such notice upon the convening of the Meeting and all shareholders may then cumulate their votes for director nominees. Cumulative voting means that you have the right to vote the number of shares you owned as of the Record Date, multiplied by the number of Directors to be elected (five). You may cast this total number of votes for one nominee or distribute the votes among some or all of the nominees in any manner you desire. If cumulative voting is declared at the Meeting, votes represented by proxies may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board, and discretionary authority to do so is included in the proxy.

QUORUM REQUIREMENT

         The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting.

VOTE REQUIRED

         At the Meeting, directors will be elected by a plurality of the votes cast. Therefore, the five nominees receiving the greatest number of votes will be elected as Directors. Each other matter presented at the Meeting will be decided by a majority of the votes cast on that matter.

METHOD OF COUNTING VOTES

         Shares represented by proxies which are marked "Withhold Authority" or on which a broker has indicated the absence of discretionary authority to vote the shares will be counted as present for the purpose of determining a quorum, but will not be voted in the election of Directors. Shares voted on one proposal but not all proposals on the proxies returned by brokers will be counted for the purpose of determining the number of shares represented at the meeting, but will not be considered as a vote for or against any matter not voted on. Abstentions will also be counted for the purpose of determining the number of shares represented at the meeting, but will not be considered as a vote for or against any matter as to which the abstention is effective.

                                    PROPOSALS

PROPOSAL 1 - ELECTION OF DIRECTORS
----------------------------------

         Article II, Section 1 of the Company's Code of Regulations provides that the business of the Company shall be managed and conducted by a Board of Directors consisting of not less than five nor more than nine members. The shareholders previously set the number of Directors at nine. The Code of Regulations also requires that a majority of the Directors be independent.

         At the Meeting, five Directors are to be elected for a two-year term, to serve until the 2001 annual meeting of shareholders and until their successors have been elected and qualified. Your Board of Directors has unanimously nominated the five persons named below for election as Directors at the Meeting. The principal occupations and certain other information about the nominees are set forth below.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR ALL DIRECTOR NOMINEES.

--------------------------------------------------------------------------------
                            Positions with the Company,
                                Business Experience                   Director
Name:                         and Other Directorships                  Since
-----                         -----------------------                  -----


Craig F. Maier        President and Chief Executive Officer and         1984
(Age 49)              a Director of the Company

Daniel W. Geeding     Director of the Company; Professor of             1992
(Age 57)              management and entrepreneurship (since
                      June, 1997) and Director of the Center for International Business (since May, 1996), and formerly Dean, College of Business
                      Administration (from April, 1988 to June,
                      1997), Xavier University; Director of
                      Zaring National, Inc. and Glenway
                      Financial Corporation

Malcolm M. Knapp      Director of the Company; President of             1997
(Age 60)              Malcolm M. Knapp, Inc. (restaurant
                      business consulting)

Blanche F. Maier      Director of the Company; Chairman of the          1961
(Age 72)              Board of Trustees, Cincinnati Ballet

Dale P. Brown         Writer (since January, 1999); President           N/A
(Age 52)              and Chief Executive Officer, Sive/Young &
                      Rubicam (advertising agency) (July, 1990
                      until December, 1998); Board of Trustees,
                      University of Richmond; Director of Ohio
                      National Financial Services, Cincinnati
                      2012 Inc., Metropolitan Growth Alliance
                      and the Queen City Club; Recipient of Two
                      Silver Medals, American Advertising
                      Federation; Chair, Women's Initiative for
                      Deloitte & Touche
--------------------------------------------------------------------------------

         Votes represented by proxies will be cast by the proxy holders in such a way as to effect the election of all five nominees, or as many thereof as possible under the rules of cumulative voting in accordance with the recommendation of the Board. All nominees have consented to serve as directors if elected. However, in the event that any nominee shall become unable to serve prior to the Meeting, it is intended that the proxies will be voted for the balance of those nominees named and for such substitute nominee, if any, as shall be designated by the Board.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and certain information concerning the current Directors whose terms expire at the 2000 Annual Shareholders Meeting and the executive officers of the Company:

--------------------------------------------------------------------------------
                                    DIRECTORS

                             Positions with the Company,
                                Business Experience                Director
Name                          and Other Directorships               Since
----                          -----------------------               -----

Jack C. Maier         Chairman of the Board of the Company           1961
(Age 74)

William A. Mauch      Director of the Company; Administrator of      1992
(Age 78)              the Cincinnati office of the law firm of
                      Thompson, Hine & Flory, L.L.P.

William J. Reik, Jr.  Director of the Company, Managing              1998
(Age 61)              Director, William D. Witter, Inc.
                      (investment counseling firm); Managing
                      Director, Mitchell Hutchins Asset
                      Management, Inc. (until February, 1991)

Lorrence T. Kellar    Director of the Company, Vice President -      1998
(Age 62)              Real Estate, Kmart Corporation (from
                      April, 1996); Group Vice President -
                      Finance and Real Estate, The Kroger Co.
                      (until April, 1996); Director of
                      Loehmann's, Inc.(1) and Multi-Color
                      Corporation; Trustee of Bartlett Capital
                      Trust (mutual fund group); Trustee,
                      Cincinnati Symphony Orchestra

                               EXECUTIVE OFFICERS


                           Positions with the Company,
                              Business Experience
Name                        and Other Directorships
----                        -----------------------

Donald H. Walker     Vice President-Finance, Chief Financial
(Age 53)             Officer (since October, 1996) and
                     Treasurer (since June, 1982) of the
                     Company

Marvin G. Fields     Senior Vice President, Chief Operations
(Age 64)             Officer (until September, 1998), and
                     Director (from April, 1975 to October,
                     1996) of the Company


W. Gary King         Counsel (since June, 1986) and Secretary
(Age 62)             (since October, 1996); Assistant Secretary
                     from September, 1972 to October, 1996



Paul F. McFarland    Vice President and Chief Operating Officer
(Age 53)             of the Company (since September, 1998);
                     Executive Vice President of Operations and
                     Chief Operating Officer, Long John Silvers
                     (October, 1992 until March, 1997)(2)

--------------------------------------------------------------------------------

(1) Loehmann's, Inc. filed a Voluntary Petition under Chapter 11 with a bankruptcy court in Delaware on May 18, 1999. The case is still pending.

(2) Long John Silver's Restaurants, Inc. filed a Voluntary
Petition under Chapter 11 with a bankruptcy court in Delaware on June 1, 1998. The case is still pending.

PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS
--------------------------------------------------

         The Board of Directors has unanimously selected the firm of Grant Thornton LLP as auditors to make an examination of the accounts of the Company and serve as the Company's independent public accountants for the fiscal year commencing May 31, 1999. This firm of independent certified public accountants has made the audits of the Company's accounts since 1952.

         Shareholder ratification of the selection of auditors is not required by law, however, the Board nevertheless decided to ascertain the views of the shareholders in this regard. If the selection of Grant Thornton LLP is not ratified at the Meeting, the Board of Directors will consider the selection of other auditors.

         Representatives of Grant Thornton LLP are expected to be present at the annual meeting of shareholders. They will be afforded an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from the shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS AUDITORS.

PROPOSAL 3 - SHAREHOLDER PROPOSAL
---------------------------------

         Two shareholders have jointly submitted the proposal set forth below which they intend to present at the Meeting. The Company will promptly furnish the names, addresses and stock ownership of the shareholders submitting the proposal to any shareholder who requests such information. In accordance with the rules of the Securities and Exchange Commission, we are reprinting below the proposal and supporting statement as it was submitted to us; we take no responsibility for the content or accuracy of the statements contained therein. THE BOARD HAS UNANIMOUSLY CONCLUDED IT DOES NOT SUPPORT THIS PROPOSAL AND, FOR THE REASONS SET FORTH BELOW, RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL.

PROPOSAL:         RESOLVED, that the shareholders of Frisch's Restaurants, Inc.
                  recommend that the Board of Directors retain an independent investment banking firm to explore all alternatives to enhance shareholder value and the value of the Company including, but not limited to, the sale of all or substantially all of the Company's assets, a merger or other business combination or a divestiture of a major division of the Company.

SUPPORTING STATEMENT:

         We own 435,698 shares of Frisch's Common Stock which far exceeds the number of shares owned by all of the directors and executive officers of Frisch's except for members of the Maier family, as shown elsewhere in the Proxy Statement. This statement was based on information publicly available as of May 7, 1999. We were elected as directors for Frisch's in opposition to management's slate at the 1996 Annual Shareholders' Meeting. We did not seek reelection to the Board at the 1998 Annual Shareholders' Meeting because of the expense involved and because we hoped that management's addition to the Board of new directors, Lorrence T. Kellar and William J. Reik, Jr., would provide impetus to the changes we had urged with the aim of increasing the value of the Company's Common Stock.

         Unfortunately, however, we have seen no evidence of any changes to date. The stock continues to languish in the $10 area while the various stock market indexes are making new highs. An investment of $100 in Frisch's stock on May 28, 1993 declined to $85 at May 31, 1998 while the Standard & Poors 500 Index at the same time increased from $100 to $272. Based on a May 5, 1999 close of $10 - 1/16, that $100 investment made on May 28, 1993 was worth only $68.53 on May 5, 1999.

         During the past three years, the Maier family members, Jack and Craig, have received $1,381,130 in compensation, which does not include fees to Mrs. Maier and salaries of other Maier children who are employees but not corporate officers, while we as shareholders have received lackluster equity performance. We refer you to the "Summary Compensation Table" and "Certain Relations and Related Transaction" sections of this year's proxy statement for fiscal 1999 information. Therefore, it is evident to us that there is little prospect for any improvement in the Company's stock price or in the Company's business under current management. We believe that the only way to achieve shareholder value is to sell all or major portions of the Company and, to that end, we are proposing this resolution.

         We are not soliciting proxies but urge you to vote for our resolution.

BOARD OF DIRECTORS' RECOMMENDATION:

         In April, 1997, the Company retained Furman Selz LLC, a reputable, independent New York investment banking firm, to assist the company in its development and evaluation of strategic alternatives to enhance shareholder value. The Board received the analysis and recommendations of Furman Selz in May, 1997. As part of its financial advisory services, Furman Selz conducted an extensive review and analysis of the Company and:

         (a) evaluated the current operations of the Company from a financial and strategic perspective;
         (b) identified, evaluated and presented to the Board potential strategic alternatives to enhance shareholder value;
         (c) assessed the financial impact of each of the alternatives identified by Furman Selz; and
         (d) identified the impact on operations and management of the company of each of the alternatives.

         The Company paid Furman Selz a fee of $250,000 plus reimbursement of $22,700 of their reasonable expenses for their financial advisory services.

         The Board does not believe it is in the best interests of the Company or its shareholders, at this time, to retain another investment banking firm. The Board incorporated significant portions of the recommendations of Furman Selz into its strategic plan for the Company and the Board and management have been implementing the Company's strategic plan to enhance shareholder value. The following are just some of the meaningful steps taken by the Board and management to enhance shareholder value, certain of which were recommended by Furman Selz:

- In June, 1997, the Company closed 15 unprofitable restaurants outside of the Cincinnati market to enhance the return on its core business. The Company has sold 12 of those restaurants to date and proceeds of the sales have been used to pay down debt and reduce interest payments, thereby benefiting earnings. As of May 30, 1999, three of the closed units have been franchised, which will provide a future revenue stream for the Company.
- In August, 1997, the Company repurchased 1,142,966 shares of its common stock in a dutch auction that has been accretive to the Company's earnings per share.
- In December, 1997, the Company expanded its core restaurant business by entering into a development agreement with Golden Corral Franchising Systems, Inc. to own and operate 23 Golden Corral restaurants in the Cincinnati, Dayton and Louisville markets. It is projected that these restaurants will generate operating margins higher than those of an average Big Boy restaurant, with sales running approximately twice those of a typical Big Boy restaurant. The first Golden Corral restaurant that opened in January, 1999, generated sales in excess of $1.5 million in its first eighteen weeks of operation with a much higher volume than expected. The Company expects to open four additional Golden Corral restaurants by February, 2000.
- In September, 1998, the Company sold its one-fifteenth limited partnership interest in the Cincinnati Reds (A $1,600,000 investment in June, 1985, which sold for $7,000,000).
- In October, 1998, the Board authorized a program to repurchase up to 500,000 shares of its common stock in the open market over a two-year period to reflect the Board's confidence in the Company's future earnings capability.
- In December, 1998, the Company formed STAR Services, L.L.C. with The Orion Company to sell and market software products developed over the last three years to reduce employee turnover at Frisch's Big Boy restaurants.
- In February, 1999, the Company completed the installation of the point-of-sale system in its Frisch's Big Boy restaurants. The new program eliminates the cumbersome task of manual order entry and the errors associated therewith. It provides cost savings and administrative advantages to the Company through a streamlined automatic entry system which allows management to accumulate and utilize data instantly for more effective decision-making that will maximize the return on restaurant operations.
- In June, 1999, after completion of a five-year renovation program, the Company entered into a franchise agreement with Choice Hotels International to reflag the Quality Hotel Riverview in Covington, Kentucky to the Clarion Hotel Riverview. This new image and repositioning as a Clarion will enable the hotel to penetrate a more upscale market and increase its room rates.
- The Company also implemented an extensive marketing campaign to increase restaurant sales and Company earnings, along with a new incentive-based compensation program for Big Boy restaurant managers designed to attract and retain quality managers and provide incentive to the managers to improve their operating results.
- The Company engaged an investor relations consultant to develop a strategy to enhance shareholder value by exposing the Company to potential new investors.

 The implementation of the Company's strategic plan has been very successful. Net earnings for the fiscal year ended May 30, 1999, which include an extraordinary gain of $3,712,000 or $.62 per share from the sale of the Company's limited partnership interest in The Cincinnati Reds professional baseball team, rose to $8,130,000, or $1.36 per share, from $4,545,000 or $.73 per share in fiscal 1998 and $1,187,000 or $.17 per share in fiscal 1997. Excluding the extraordinary gain and pre-tax impairment of assets charges of $1,125,000, $375,000 and $4,600,000 taken in fiscal years 1999, 1998 and 1997 respectively, operating earnings per share would have been $.86 in fiscal 1999, compared to $.77 in fiscal 1998 and $.59 in fiscal 1997. In addition, same store sales have increased for seven consecutive quarters. The Company has recorded positive net earnings for all 39 years that the Company has been public and has paid 154 consecutive quarterly cash dividends to shareholders.

         The Strategic Planning Committee of the Board and the entire Board constantly review and revise the Company's strategic plan as necessary based upon changing circumstances. The Board believes that the Company's current strategic plan is appropriately focused and contains meaningful and practical strategic steps to enhance shareholder value. Therefore, the Board does not believe it is in the best interests of the Company or its shareholders for the Company to incur the substantial expense at this time to engage another investment banking firm.

         FOR THE FOREGOING REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.


                             EXECUTIVE COMPENSATION

         The following information is furnished with respect to each of the five most highly compensated executive officers of the Company, including the Chief Executive Officer, for the fiscal year ended May 30, 1999.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------
                                           ANNUAL COMPENSATION
                                   --------------------------------------
                                                                          LONG-TERM
                                                               OTHER        COMPEN-         ALL
                                                               ANNUAL       SATION         OTHER
                                                               COMPEN-      AWARDS        COMPEN-
    NAME AND TITLE          YEAR      SALARY      BONUS(A)     SATION       OPTIONS       SATION
    --------------          ----      ------      --------     ------       -------       ------
Craig F. Maier              1999    $ 140,592   $104,399            (b)           0     $ 1,218(d)
President and Chief         1998      139,482          0    $ 18,543(c)           0       1,218(d)
Executive Officer           1997      137,891          0      18,515(c)           0       1,218(d)

Jack C. Maier               1999      300,000          0            (b)           0           0
Chairman of the Board       1998      300,000          0            (b)           0           0
                            1997      300,000          0            (b)           0           0

Marvin G. Fields            1999      178,799      9,005            (b)       1,750(e)    4,130(g)
Senior Vice President       1998      173,719      6,524            (b)       5,250(f)    4,414(g)
                            1997      170,570          0            (b)           0       4,348(g)

Donald H. Walker            1999      116,934      7,037            (b)       1,750(e)    1,895(h)
Vice President and Chief    1998      112,357      6,767            (b)       5,250(f)    1,276(h)
Financial Officer           1997      102,600          0            (b)           0       2,310(h)

Paul F. McFarland           1999      107,689      6,595      43,367(i)      13,500(j)      606(k)
Vice President and Chief
Operating Officer

--------------------------------------------------------------------------------------------------

(a)      Bonuses are paid 80% in cash and 20% in shares of the Company's Common
         Stock.

(b) The value of perquisites and other personal benefits received by the officer did not exceed an amount equal to the lesser of $50,000 or 10% of the sum of such officer's salary and bonus for such year.

(c) Represents $4,849 in 1998 and 1997 as an auto allowance; $5,544 in 1998 and $5,876 in 1997 in premiums for medical reimbursement insurance paid by the Company; and $8,150 in 1998 and $7,790 in 1997 in premiums for supplemental long term disability insurance paid by the Company.

(d) Represents the premium paid by the Company on split dollar life insurance policies.

(e) Represents stock options for 1,750 shares which were earned by each of Mr. Fields and Mr. Walker in the fiscal year ended May 30, 1999, but were granted in July, 1999.

(f) Represents stock options for 3,500 shares which were issued to each of Mr. Fields and Mr. Walker in May, 1998 to replace options that had expired under the 1984 Stock Option Plan, and options for 1,750 shares which were earned by each of Mr. Fields and Mr. Walker in the fiscal year ended May 31, 1998, but were granted in July, 1998.

(g) Represents premiums paid by the Company on split dollar life insurance policies of $2,277 in 1999, $2,242 in 1998 and $2,216 in 1997 and
         Company matching contributions to the Frisch's Executive Savings Plan of $1,853 in 1999, $2,172 in 1998 and $2,132 in 1997.

(h) Represents premiums paid by the Company on split dollar life insurance policies of $1,276 in 1999, 1998 and 1997 and Company matching contributions to the Frisch's Executive Savings Plan of $619 in 1999 and $1,034 in 1997.

(i)      Represents reimbursement of relocation expenses.

(j) Represents stock options for 10,000 shares which were granted during the fiscal year ended May 30, 1999, and options for 3,500 shares which were earned in the fiscal year ended May 30, 1999, but were granted in July, 1999.

(k) Represents Company matching contributions to the Frisch's Executive Savings Plan.

         The following table sets forth information regarding stock options granted to the named executive officers of the Company during the fiscal year ended May 30, 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------
                                                                                Potential realizable
                                                                               value at assumed annual
                                                                                rates of stock price
                                                                                  appreciation for
                                     Individual Grants                              option term
                    --------------------------------------------------------   -----------------------

                     Number of    Percent of
                    Securities  Total Options
                    Underlying    Granted to      Exercise or
                      Options    Employees in    Base Price Per  Expiration
         Name        Granted     Fiscal Year         Share          Date           5%            10%
         ----        -------     -----------         -----          ----           --            ---
Craig F. Maier             0          -                   -              -             -             -
Jack C. Maier              0          -                   -              -             -             -
Marvin G. Fields       1,750          5%             $11.25        7/09/08       $10,413       $29,409
Donald H. Walker       1,750          5%              11.25        7/09/08        10,413        29,409
Paul F. McFarland     10,000         26%              11.25        9/14/08        59,500       168,050
-------------------------------------------------------------------------------------------------------

       The foregoing options were granted under the 1993 Stock Option Plan, which was adopted by the Board of Directors and approved by the shareholders. Pursuant to the Plan, options for shares of the Common Stock of the Company are granted to officers and key management personnel, as recommended by the Compensation Committee and approved by the Board. Under the 1993 Plan, options with terms not in excess of ten years from the date of grant and stock appreciation rights may be granted until May 8, 2004. See "Employment Contracts and Changes-in-Control Arrangements." In addition to the options listed in the table above, on July 9, 1998, certain other key employees were granted options to purchase an aggregate of 15,000 shares at $11.25 per share. All options granted to employees vest in three equal annual installments.

       The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the fiscal year ended May 30, 1999, and the value of all unexercised options at May 30, 1999.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
----------------------------------------------------------------------------------------------------
                                                        1993 PLAN
                                                        NUMBER OF         1984 PLAN
                                                       UNEXERCISED        NUMBER OF      VALUE OF
                                                         OPTIONS         EXERCISABLE    UNEXERCISED
                                                       EXERCISABLE/      UNEXERCISED   IN-THE-MONEY
                      SHARES ACQUIRED   NET VALUE    UNEXERCISABLE AT     OPTIONS AT     OPTIONS AT
NAME                    ON EXERCISE     REALIZED         5/30/99            5/30/99       5/30/99(1)
----                    -----------     --------         -------            -------       -------
Craig F. Maier               0             ---                   0          96,913           0
Jack C. Maier                0             ---                   0               0           0
Marvin G. Fields             0             ---       1,167 E/4,083 U             0           0
Donald H. Walker             0             ---       1,167 E/4,083 U             0           0
Paul F. McFarland            0             ---              10,000 U             0           0
----------------------------------------------------------------------------------------------------


(1) As of May 30, 1999, the exercise price of all listed options exceeded the market price of the Common Stock.

           DEFINED BENEFIT PENSION PLAN AND EXECUTIVE RETIREMENT PLAN

       The Pension Plan adopted by the Board of Directors, in which executive officers of the Company participate through December 31, 1999, provides payments of annual benefits upon the retirement of employees covered by the Plan. Commencing in the year 2000, the executive officers of the Company will receive comparable pension benefits through a nonqualified cash balance plan instead of accruing additional benefits under the Pension Plan.

       Under the qualified Pension Plan, an individual's monthly Pension Plan benefit equals 51% of his or her average monthly compensation minus 50% of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28.

       Average monthly compensation is based upon the participant's five highest consecutive compensation periods. For years prior to 1982, the compensation period is the month of September. For years 1982 through 1991, the compensation period is the month of July. For years after 1991, the compensation period is the entire calendar year, therefore, the monthly compensation for the period is 1/12 of the annual compensation.

       Compensation that is taken into consideration for periods through 1991 consists of regular wages, excluding overtime, bonuses, commissions, special pay, severance pay and expense reimbursements, but including elective contributions to employee benefit plans. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant's W-2 and all elective contributions to a Section 125 or 401(k) plan.

       Amounts set aside under the Plan are computed on an actuarial basis using an aggregate funding method. No contribution was made to the Plan during the fiscal year ended May 30, 1999.

       Estimated annual retirement benefits under the Pension Plan and future cash balance plan, assuming retirement at age 65 for Messrs. Craig F. Maier, Marvin G. Fields, Donald H. Walker and Paul F. McFarland, would be, respectively, $70,000, $77,000, $52,000 and $31,000.

       Under the Internal Revenue Code, there is an annual limitation on the amount of compensation of each employee that may be taken into account, which is currently set at $160,000. The annual limitation for some of the years prior to 1997 was substantially higher. The Company has adopted an unfunded Executive Retirement Plan which provides a supplemental retirement benefit to qualified employees equal to the reduction in their benefits under the qualified Pension Plan that results when compensation exceeds the Internal Revenue Code limitation, or when elective salary deferrals are made to the non-qualified Frisch's Executive Savings Plan. Currently, Messrs. Craig F. Maier, Marvin G. Fields, Donald H. Walker and Paul
F. McFarland are eligible, at their normal retirement ages, to receive supplemental annual benefits under the Executive Retirement Plan of $42,000, $5,000, $2,000 and $4,000, respectively.

                        BOARD COMPENSATION AND COMMITTEES

       The Board of Directors of the Company held six meetings during the fiscal year ended May 30, 1999. Each Director, except Malcolm M. Knapp who attended four out of six Board meetings, attended at least 75% of the aggregate number of meetings of the Board held during the year or portion of the year during which he or she was a Director and all committees of the Board on which the director served (during the period he or she was a committee member during the year). The Company pays non-employee Directors an annual fee of $20,000 plus $800 for each Board meeting and Committee meeting attended. During the fiscal year ended May 30, 1999, each non-employee director was also granted options to purchase 1,000 shares of the Company's Common Stock at an exercise price of $8.31 per share. Non-employee Directors consist of Mrs. Maier and Messrs. Geeding, Knapp, Mauch, Hewett, Kellar and Reik.

       The Board of Directors of the Company has an Audit Committee composed of three independent directors, William A. Mauch (Chair), Daniel W. Geeding and Lorrence T. Kellar. During the fiscal year ended May 30, 1999, the committee held four meetings. The Audit Committee performs the following functions: review and assessment of internal audit, financial planning, internal control, reporting processes, public reporting of financial statements, recommendations to the Board of Directors for independent certified public accountants to audit the books of the Company for the fiscal year, evaluation of the performance and independence of the auditors, and review and approval of the scope of the audit and the audited financial statements. The committee also met separately without management present with the independent auditors to discuss the audit.

       The Board of Directors established a Nominating Committee in June, 1999, comprised of Jack C. Maier (Chair), Lorrence T. Kellar and William A. Mauch. The Nominating Committee's function is to search for and recommend qualified, experienced candidates to the Board to be nominated for election as Directors at annual shareholder meetings and to fill any vacancies on the Board. The Nominating Committee will consider nominees recommended by shareholders. Any recommendations should be mailed to Jack C. Maier as Chairman of the Nominating Committee.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Board of Directors has a Compensation Committee comprised of three independent directors, Daniel W. Geeding (Chair), William A. Mauch and Malcolm
M. Knapp. During the fiscal year ended May 30, 1999, the committee held three meetings. The Compensation Committee recommends policies for the Company with respect to the compensation of executive officers and directors and determines such compensation, and administers the Company's benefit and stock option plans
 .
                          COMPENSATION COMMITTEE REPORT

       The compensation of Jack C. Maier and Craig F. Maier for the fiscal year ended May 30, 1999 was determined in accordance with the terms of employment agreements approved by the Board of Directors. The Compensation Committee believes that these agreements are consistent with the Company's executive compensation policies. See Employment Contract and Changes-in-Control Arrangements.

       The compensation of all other executive officers for the fiscal year ended May 30, 1999 was determined in accordance with salary merit increase guidelines and incentive compensation formulas established prior to the commencement of the fiscal year.

       The policies with respect to the Company's other executive officers are:
(1) to pay salaries generally in the middle of the range of salaries paid to executives of comparable levels of responsibility by comparable restaurant companies; (2) to grant merit increases in salary, within the salary range, based primarily on job performance as measured by specific, pre-determined individual goals; and (3) to award bonuses based on how well individual goals are achieved and how well the Company performs.

       To determine the salaries of the Company's other executive officers, the Company establishes a series of salary ranges which correspond to levels of executive responsibility. The basis for the establishment of the ranges is data provided by an independent consultant that is derived from an annual survey of approximately 68 comparable restaurant companies, including all members of the peer group used for the Corporate Performance Graph. The Committee sets the Company's salary ranges to fall generally in the middle of the competitive ranges. Individual salaries are set within the applicable salary range and are reevaluated annually. Merit increases are granted within the salary range based on job performance as measured against one or more individual performance goals established annually for each executive.

       Under the Company's incentive compensation program, other executive officers are entitled to earn annual bonuses of up to 22.5% of each officer's salary. Each individual executive officer's bonus is determined by a formula that takes into account (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met and (2) the Company's pre-tax consolidated earnings for the fiscal year, as a percentage of total revenue (adjusted to exclude certain revenue not related to the Company's food service and lodging operations). No incentive bonus is paid unless pre-tax consolidated earnings of the Company are at least 4% of revenues. In order to receive the maximum bonus, an executive must fully meet the individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 6% of revenues. Of the total bonus earned, 20% is paid in shares of the Company's Common Stock and the remainder is paid in cash. All shares received by the executive must be held for a period of two years.

       Bonuses were awarded under the incentive compensation program equal to a percentage of salary, adjusted in accordance with a formula which took into account the extent to which individual goals were met, the Company's pre-tax earnings for the fiscal year as a percent of total revenue, and the salary range maximum.

                                                        Daniel W. Geeding, Chair
                                                                William A. Mauch
                                                                Malcolm M. Knapp


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), the Directors, certain of the Company's officers and persons owning more than 10% of the outstanding shares of the Company's Common Stock are required to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish copies of such reports to the Company. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on a review of the reports which were furnished to it and certain written representations of each reporting person, to the Company's knowledge, the aforesaid filing requirements were satisfied by the persons subject thereto, except that one Form 3 reporting his election as a executive officer of the Company and the grant to him of options to purchase 10,000 shares of the Company was filed late by Mr. McFarland, one Form 4 reporting the acquisition of 95,131 shares of the Company was filed late by Blanche F. Maier, one Form 5 reporting the acquisition of 1,158 shares was filed late by W. Gary King and one Form 5 reporting the acquisition of 17 shares was filed late by Karen F. Maier.

             EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

       Pursuant to an employment agreement between the Company and Jack C. Maier, effective June 2, 1997, which was recommended for approval by a majority of the Compensation Committee and approved by the Board of Directors, Mr. Maier is to be paid a base salary of $300,000 per year. In addition, the agreement provides that upon its expiration or upon Mr. Maier's retirement, disability or death, there shall be paid to Mr. Maier or to his survivors for each of the next ten years the sum of $214,050, adjusted annually to reflect 50% of the annual percentage change in the Consumer Price Index. Alternatively, the recipient may elect at any time to receive in a lump sum the present value of all remaining payments. The agreement also provides that upon cessation of employment, Mr. Maier will, if not prevented by disability, provide consulting services to the Company, for which he shall be paid a fee of $100,000 per year for a maximum of seven years.

       Pursuant to an employment agreement between the Company and Craig F. Maier, effective May 29, 1995, as amended on November 24, 1998, which was approved by the Board of Directors, Mr. Maier is to be paid for the ensuing five fiscal years a base salary of $135,920 per year adjusted annually to reflect 50% of the annual change in the Consumer Price Index. Further the agreement provides that upon Mr. Maier's disability, there shall be paid each year while he is alive for up to ten years a sum equal to 75% of his average compensation (including incentive compensation) over the three preceding calendar years (reduced by any disability benefits received under any disability income plan maintained by the Company), adjusted annually after the first year to reflect 75% of the annual percentage change in the Consumer Price Index. In addition, the agreement provides that Mr. Maier is to be paid for each of the five ensuing fiscal years incentive compensation equal to (a) 1.5% of the Company's pre-tax consolidated earnings if in such year pre-tax consolidated earnings equal or exceed 4% but are less than 5% of total revenue of the Company (adjusted to exclude certain revenue not related to the Company's food service and lodging operations) after giving effect to such incentive compensation payment, and (b) 3% of the Company's pre-tax consolidated earnings if in such year pre-tax consolidated earnings equal or exceed 5% of the total revenue of the Company. However, the incentive compensation shall be reduced to 1.5% of the Company's pre-tax consolidated earnings to the extent that the payment of the incentive compensation would reduce the Company's pre-tax consolidated earnings to below 5% of the Company's total revenue, and the incentive compensation shall be further reduced if necessary so that the Company's pre-tax consolidated earnings, after reduction for the incentive compensation, shall not be less than 4% of the Company's total revenue. Incentive compensation is to be paid 80% in cash and 20% in the Company's Common Stock. The agreement also provides that Mr. Maier will be granted stock options in any year in which incentive compensation is earned. The number of options awarded is calculated by dividing the dollar amount of Mr. Maier's incentive compensation by the average of the highest and the lowest price of the Company's Common Stock during the year for which the incentive compensation was earned and multiplying the result by two. The exercise price of the options shall be equal to the fair market value of the Common Stock on the date of grant. Options may not be exercised until six months after the date granted or such later time period as may be required by the Company's Stock Option Committee, which period may not exceed five years. The options will have a ten year term. The base salary and incentive compensation was established based upon data provided by an independent consultant that was derived from a survey of comparable restaurant companies and data obtained from proxy statements of other publicly held restaurant companies. The base salary was established in the bottom quartile of the base salaries paid by such companies. The incentive compensation formula is designed to tie performance to shareholder value by awarding no incentive compensation unless consolidated pre-tax earnings reach at least 4% of revenue and by permitting the aggregate of the base salary and incentive compensation to reach the top quartile of total compensation paid by the aforesaid companies only if consolidated pre-tax earnings targets are achieved.

       The Company has entered into agreements with Craig F. Maier and Marvin G. Fields which provide that if there is a change in control of the Company that has not been approved by existing management, the Company shall either continue their employment for up to three years with compensation and perquisites equal to that which they would have received had there not been such a change or terminate their employment and make lump sum payments to them equal to the present value of such compensation and continue such perquisites until the end of the period for which their employment would have continued. The maximum aggregate lump sum payments which would be payable Messrs. Maier and Fields under these agreements if they were terminated on the date of filing of this Proxy Statement, would be approximately $561,000 and $559,000, respectively. The discount rate used for determining the amount of such payments was 2.2%, in accordance with provisions of the agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       During the fiscal year ended May 30, 1999, a franchised restaurant owned by children of Jack C. Maier, an officer and Director of the Company, and Blanche F. Maier, a Director of the Company, made purchases from the Company's commissary totaling $497,255 and paid to the Company advertising fees of $48,759, employee leasing fees of $705,132, payroll and accounting fees of $28,940 and franchise fees of $73,139. Other members of Mr. and Mrs. Maier's family are the owners of a franchised restaurant which during such fiscal year made purchases from the Company's commissary totaling $626,054 and paid to the Company advertising fees of $62,605, employee leasing fees of $881,426, payroll and accounting fees of $32,701 and franchise fees of $93,907. During the fiscal year ended May 30, 1999, a franchised restaurant owned by Craig F. Maier, an officer and Director of the Company, made purchases from the Company's commissary totaling $300,060 and paid to the Company advertising fees of $29,679, employee leasing fees of $436,175, payroll and accounting fees of $25,854 and franchise fees of $44,519. The above described transactions were effected on substantially similar terms as transactions with persons having no relationship with the Company.

         Karen F. Maier, the Vice President - Marketing of the Company, is the daughter of Jack C. Maier and Blanche F. Maier and the sister of Craig F. Maier. During the fiscal year ended May 30, 1999, Ms. Maier received total compensation of $88,396 from the Company and earned options to purchase 1,750 shares of Common Stock at an exercise price of $10.25 per share.

         Scott C. Maier, the Supervisor of Hotel Operations of the Company, is the son of Jack C. Maier and Blanche F. Maier and the brother of Craig F. Maier. During the fiscal year ended May 30, 1999, Mr. Scott Maier received total compensation of $68,034 from the Company and earned options to purchase 250 shares of Common Stock at an exercise price of $10.25 per share.

         Dale P. Brown, a director nominee, was the President, Chief Executive Officer and a shareholder of Sive/Young & Rubicam, an advertising agency, until December, 1998. The Company retained the advertising and marketing services of

Sive/Young & Rubicam in August, 1997, and paid Sive/Young & Rubicam total fees of $2,465,806 during the fiscal year ended May 30, 1999.

         In September, 1998, the Company sold its one unit of limited partnership interest in The Cincinnati Reds, an Ohio limited partnership, to four of the other limited partners of the partnership for a total purchase price of $7,000,000. William J. Reik, Jr., a director of the Company, was one of the purchasing limited partners and he purchased an 18.18% interest in the unit from the Company for $1,272,727.

                           CORPORATE PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock over the five year period ending May 30, 1999 with the Standard & Poor's 500 Stock Index and a group of the Company's peer issuers, selected by the Company in good faith. The graph assumes an investment of $100 in the Company's Common Stock, in each index and in the common stock of the peer group on May 31, 1994, and reinvestment of all dividends.

                                     [GRPAH]
                           FRISCH'S RESTAURANTS, INC.
                  COMPARISON OF FIVE-YEAR TOTAL RETURN TO THE
                      RUSSEL 2000 INDEX, THE S&P 500 INDEX
                               AND THE PEER GROUP

                          1994     1995    1996     1997      1998    1999
                          ----     ----    ----     ----      ----    ----
FRS                       $100     $ 68    $ 89     $119      $ 99    $ 87
S&P 500 INDEX             $100     $120    $154     $200      $261    $316
PEER GROUP                $100     $ 93    $ 97     $ 92      $111    $ 89
RUSSELL 2000 INDEX        $100     $108    $145     $153      $183    $176


         The Company is now using the Russell 2000 Index for comparison purposes because the Company's financial profile more closely resembles the financial profiles of the companies included in the Russell 2000 Index than the profiles of the companies included in the S & P 500 Index. The Peer Group consists of the following issuers: Bob Evans Farms, Consolidated Products, Inc., Cracker Barrel Old Country Store Group, Inc., Denamerica Corp., Furrs/Bishops, Inc., IHOP Corp., Ryan's Family Steak Houses, Inc., Shoney's, Inc. and VICORP Restaurants, Inc.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information, as of August 1, 1999 (unless a different date is specified in the notes to the table), with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.


         Name and Address of                                       Amount              Percent
          Beneficial Owner                                   Beneficially Owned        of Class
          ----------------                                   ------------------        --------
         Blanche F. Maier                                      1,749,448(1)(5)           29.9%
         2800 Gilbert Avenue
         Cincinnati, OH  45206

         Jack C. Maier                                         1,006,901(2)(5)           17.2%
         2800 Gilbert Avenue
         Cincinnati, OH  45206

         Craig F. Maier                                        1,003,923(3)(5)           16.9%
         2800 Gilbert Avenue
         Cincinnati, OH  45206

         Karen F. Maier                                          836,232(4)(5)           14.3%
         2800 Gilbert Avenue
         Cincinnati, OH  45206

         William D. Witter, Inc.                                 614,115(6)              10.2%
         153 East 53rd Street
         New York, NY  10022

         Dimensional Fund Advisors, Inc.                         420,947(7)               7.0%
         1299 Ocean Avenue, 11th Floor
         Santa Monica, CA  90401

         Jerry L. Ruyan, 8730 Red Fox Lane, Cincinnati, OH       437,898(8)               7.4%
         45243, and Barry S. Nussbaum, 2775 Via La Valle,
         Suite 205, Del Mar, CA 92014 (Wolverine Partners)


(1) Includes 741,592 shares over which Mrs. Maier has sole voting and investment power, 89,170 shares over which she has sole voting but shared investment power, 917,686 shares over which she has sole voting power only and 1,000 shares which she has the right to acquire pursuant to the exercise of stock options. The amounts shown above include 1,006,856 shares over which she has sole voting power as Voting Trustee pursuant to a Voting Trust Agreement dated June 26, 1997, with the following: Jack C. Maier and herself as Co-Trustees of the Trust established under the Will of Shirley Heinichen, deceased as to 89,170 shares; Jack C. Maier, Craig F. Maier and Karen F. Maier, as Co-Trustees of the Trust established under the Will of David Frisch, deceased as to 764,197 shares; and Jack C. Maier, as Trustee under the Annette Frisch Amended and Restated Trust Agreement as to 153,489 shares. See footnotes (2), (3), (4) and (5). Not included in this amount are 45 shares owned by Jack C. Maier as to which Mrs. Maier disclaims beneficial ownership.

(2) Includes 45 shares over which Mr. Maier has sole voting and investment power, 153,489 shares over which he has sole investment power only, and 853,367 shares over which he shares investment power. The amount shown above includes 764,197 shares over which Mr. Maier, Craig F. Maier and Karen F. Maier share investment power only as Co-Trustees of the Trust established under the will of David Frisch, deceased, and 89,170 shares over which Mr. Maier and Blanche F. Maier share investment power only as Co-Trustees of the Trust established under the Will of Shirley Heinichen, deceased. See footnotes (1), (3), (4) and (5). Not included in this amount are 40,404 shares owned by Blanche F. Maier as to which Mr. Maier disclaims beneficial ownership.

(3) Includes 142,813 shares over which Mr. Maier has sole voting and investment power, 764,197 shares over which Mr. Maier, Jack C. Maier and Karen F. Maier share investment power only as Co-Trustees of the Trust established under the will of David Frisch, deceased, and 96,913 shares which he has the right to acquire pursuant to the exercise of employee stock options. See footnotes (1), (2), (4) and (5).

(4) Includes 65,035 shares over which Ms. Maier has sole voting and investment power, 764,197 shares over which Ms. Maier, Jack C. Maier and Craig F. Maier share investment power only as Co-Trustees of the Trust established under the will of David Frisch, deceased, and 7,000 shares which she has the right to acquire pursuant to the exercise of employee stock options. See footnotes (1), (2), (3) and (5).

(5) Blanche F. Maier is the wife of Jack C. Maier. Craig F. Maier is the son of Jack C. Maier and Blanche F. Maier and the brother of Karen F. Maier. Karen F. Maier is the daughter of Jack C. Maier and Blanche F. Maier and the sister of Craig F. Maier.

(6) The information given is as of February 5, 1999, as reported in an amended Schedule 13G filed with the Securities and Exchange Commission.

(7) The information given is as of February 11, 1999, as reported in an amended Schedule 13G filed with the Securities and Exchange Commission. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 420,947 shares of Frisch's Restaurants, Inc. stock as of December 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(8)      The information given is as of May 13, 1999, as reported in an amended
         Schedule 13D filed with the Securities and Exchange Commission, in which each of the individuals indicates that he is acting together with the other as a group.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information, as of August 1, 1999, with respect to the number of shares of Common Stock beneficially owned by (i) each Director, including each nominee for election as a Director, of the Company,
(ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all Directors and named executive officers of the Company as a group.


                                                     Amount                   Percent
         Name                                  Beneficially Owned            of Class
         ----                                  ------------------            --------
         Jack C. Maier                            1,006,901(1)                17.2%

         Daniel W. Geeding                            4,257(2)                  *

         Malcolm M. Knapp                             5,000(3)                  *
         Blanche F. Maier                         1,749,448(1)                29.9%

         Craig F. Maier                           1,003,923(1)                16.9%

         William A. Mauch                             7,640(4)                  *

         Christopher B. Hewett                        2,000(5)                  *

         Lorrence T. Kellar                           6,000(6)                  *

         William J. Reik, Jr.                       192,860(7)                 3.3%

         Dale P. Brown                                    0                     *

         Marvin G. Fields                            14,782(8)                  *

         Paul F. McFarland                           13,628(9)                  *

         Donald H. Walker                             9,934(10)                 *

         All Directors and named executive
         officers as a group (13 persons)         2,252,320                   37.6%


*        Less than 1% of class.

(1)      See footnotes (1), (2), (3) and (5) on the preceding page.

(2) Includes 3,257 shares over which he has sole voting and investment power and 1,000 shares that he has the right to acquire pursuant to the exercise of stock options.

(3) Includes 4,000 shares over which he has sole voting and investment power and 1,000 shares that he has the right to acquire pursuant to the exercise of stock options.

(4) Includes 6,640 shares over which he has sole voting and investment power and 1,000 shares that he has the right to acquire pursuant to the exercise of stock options.

(5) Includes 1,000 shares over which he has sole voting and investment power and 1,000 shares that he has the right to acquire pursuant to the exercise of stock options.

(6) Includes 5,000 shares over which he has sole voting and investment power and 1,000 shares that he has the right to acquire pursuant to the exercise of stock options.

(7) Includes 191,860 shares over which he has sole voting and investment power and 1,000 shares that he has the right to acquire pursuant to the exercise of stock options.

(8) Includes 7,782 shares over which he has sole voting and investment power and 7,000 shares that he has the right to acquire pursuant to the exercise of stock options.

(9) Includes 128 shares over which he has sole voting and investment power and 13,500 shares that he has the right to acquire pursuant to the exercise of stock options.

(10) Includes 2,934 shares over which he has sole voting and investment power and 7,000 shares that he has the right to acquire pursuant to the exercise of stock options.

                              SHAREHOLDER PROPOSALS

         Any shareholder who wishes a proposal to be considered for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders, which is currently scheduled for October 2, 2000, must submit the proposal to the Company on or before May 12, 2000. Proposals should be addressed to W. Gary King, Secretary, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Any such proposal must satisfy the conditions for shareholder proposals established by the Securities and Exchange Commission in Rule 14a-8 promulgated pursuant to the Securities and Exchange Act of 1934, as amended.

         Any shareholder who intends to directly present a proposal at the 2000 Annual Shareholders Meeting (outside of the Rule 142-8 process) must notify the Company of the proposal on or before July 26, 2000. If the Company is not notified by such date, the Company will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Notices of any intention to present a proposal at the 2000 Annual Shareholders Meeting should be addressed to the Secretary of the Company at the address set forth in the foregoing paragraph.

                              COST OF SOLICITATION

         The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting and proxy and any additional material relating to the Meeting and the cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain officers and employees of the Company may solicit proxies in person or by telephone, facsimile transmission or mail, for which they will not receive any special compensation.

                                  OTHER MATTERS

         The Company's Board of Directors knows of no other matters to be presented at the Meeting other than those set forth above. However, if any other matters come before the meeting, the holders of the proxy will vote the shares represented by the proxy on such matters in accordance with their discretion, in accordance with the recommendations of the Board, and discretionary authority to do so is included in the proxy.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                                    W. GARY KING
Dated September 10, 1999                                               Secretary

MANAGEMENT OF THE COMPANY WILL SUPPLY WITHOUT COST, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES. SUCH REQUEST SHOULD BE DIRECTED TO MR. DONALD H. WALKER, CHIEF FINANCIAL OFFICER, FRISCH'S RESTAURANTS, INC., 2800 GILBERT AVENUE, CINCINNATI, OHIO 45206.

PROXY
                           FRISCH'S RESTAURANTS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                 OCTOBER 4, 1999

         The undersigned shareholder of Frisch's Restaurants, Inc. (the "Company") hereby nominates, constitutes and appoints Jack C. Maier and Craig F. Maier, and each of them, the attorney, agent and proxy of the undersigned, with full powers of substitution, to vote all the stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Clarion Hotel Riverview, 668 W. Fifth Street, Covington, Kentucky 41011, on Monday, October 4, 1999 at 10:00 a.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present as follows:

         1.       ELECTION OF FIVE DIRECTORS.

                  To elect the five persons below to serve as directors until the 2001 Annual Shareholders Meeting and until their successors are elected and qualified:

Dale P. Brown      Daniel W. Geeding       Malcolm M. Knapp     Blanche F. Maier
                                 Craig F. Maier

                [ ] AUTHORITY GIVEN         [ ] AUTHORITY WITHHELD

         IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR SOME BUT NOT ALL OF THE NOMINEES NAMED ABOVE, YOU SHOULD CHECK THE BOX MARKED "AUTHORITY GIVEN" AND YOU SHOULD ENTER THE NAME(S) OF THE NOMINEE(S) WITH RESPECT TO WHOM YOU WISH TO WITHHOLD AUTHORITY TO VOTE IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------


         2. RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS.

                 [ ] FOR          [ ] AGAINST        [ ] ABSTAIN


                    PLEASE SIGN AND DATE ON THE REVERSE SIDE

         3.       SHAREHOLDER PROPOSAL - INVESTMENT BANKING FIRM.

                 [ ] FOR          [ ] AGAINST        [ ] ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" ON PROPOSAL 1, "FOR" ON PROPOSAL 2, AND "AGAINST" ON PROPOSAL 3. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS UNLESS A CONTRARY INSTRUCTION IS INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. IF CUMULATIVE VOTING IS PROPERLY DECLARED, THE VOTES WILL BE CAST IN SUCH A WAY AS TO EFFECT THE ELECTION OF ALL FIVE NOMINEES, OR AS MANY THEREOF AS POSSIBLE, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. ON OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, IF ANY.


                  DATED:______________, 1999  __________________________________
                                              (Please Print Your Name)

                                              __________________________________
                                              (Signature of Shareholder)

                                              __________________________________
                                              (Please Print Your Name)

                                              __________________________________
                                              (Signature of Shareholder)
                                              (Please date this proxy and sign
                                              your name as it appears on the
                                              stock certificates. Executors,
                                              administrators, trustees, etc.
                                              should give their full titles. All
                                              joint owners should sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS, AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE PRESIDENT OF THE COMPANY A WRITTEN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING IN PERSON AND VOTING AT THE MEETING.

              PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY.